Exhibit 99.1

The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval ________
For Further Information Contact:
     Thomas W. Stoltz
     Executive Vice President
     Chief Financial Officer
     704-551-7201
CATO REPORTS 2Q EPS UP 3%
Reaffirms Second Half Guidance

Charlotte, NC (August 23, 2007) — The Cato Corporation (NYSE: CTR) today reported net income of $12.5 million or $.39 per diluted share for the second quarter ended August 4, 2007, compared to net income of $12.1 million or $.38 per diluted share for the second quarter ended July 29, 2006. Both net income and earnings per diluted share increased 3% over last year. Sales for the second quarter were $219.0 million, a 2% increase over sales of $214.6 million last year. Second quarter comparable store sales decreased 1%.
For the six months ended August 4, 2007, the Company earned net income of $31.2 million or $.97 per diluted share, compared with net income of $32.9 million or $1.04 per diluted share for the six months ended July 29, 2006, a decrease in net income of 5% and a decrease in earnings per diluted share of 7%. Sales for the first half were $443.1 million, flat compared to the prior year’s first half sales of $444.4 million. Comparable store sales for the first half decreased 3% from first half 2006.
“Our results through the first half reflect the challenging apparel retail environment,” said John Cato, Chairman, President, and Chief Executive Officer. “Sell-throughs of regular priced goods have been below last year and, when coupled with higher markdowns, are the primary reason for the decrease in gross margin. Our inventory is in line with sales as we begin the third quarter.”
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

The Company’s income from operations was in line with previous guidance. Second quarter results were $.02 above the Company’s estimate due primarily to an effective tax rate lower than anticipated due to volatility between quarters and higher tax credits. When compared to the prior year, second quarter and first half SG&A costs decreased from 24.1% to 23.9% and 23.9% to 23.4%, respectively, due primarily to a reduction in accrued incentive compensation.
The Company’s expectations for earnings per diluted share in the second half are unchanged from previous guidance. Comparable store sales for both the third and fourth quarters are estimated to be in the range of down 3% to flat. For the third quarter, earnings per diluted share are estimated to be in the range of $.10 to $.15 versus $.18 in 2006. For the fourth quarter, the Company expects earnings per diluted share to be in the range of $.15 to $.25 versus $.40 in 2006. Fourth quarter 2006 included 14 weeks and several positive one-time adjustments. For the year, after adjusting for second quarter actual results, earnings per diluted share are expected to be in the range of $1.23 to $1.38 versus $1.62 last year, a decrease of 24% to 15%.
During the first half, the Company opened 31 new stores, relocated 10 stores, and closed one store. The Company now expects to open approximately 70 stores during 2007 as compared to its previous guidance of 80 stores. As of August 4, 2007, The Cato Corporation operated 1,306 stores in 31 states, compared to 1,259 stores in 31 states as of July 29, 2006.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, everyday. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third quarter, fourth quarter and full year and any related assumptions, as well as the Company’s expected plans for full year store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED AUGUST 4, 2007 AND JULY 29, 2006
(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended
	August 4,	%	July 29,	%	August 4,	%	July 29,	%
	2007	Sales	2006	Sales	2007	Sales	2006	Sales

REVENUES
Retail sales	$218,973	100.0%	$214,633	100.0%	$443,107	100.0%	$444,374	100.0%
Other income (principally finance, late fees and layaway charges)	2,961	1.3%	3,212	1.5%	6,056	1.4%	6,531	1.5%

Total revenues	221,934	101.3%	217,845	101.5%	449,163	101.4%	450,905	101.5%

GROSS MARGIN (Memo)	71,459	32.6%	70,887	33.0%	152,171	34.3%	158,516	35.7%

COSTS AND EXPENSES, NET
Cost of goods sold	147,514	67.4%	143,746	67.0%	290,936	65.7%	285,858	64.3%
Selling, general and administrative	52,463	23.9%	51,772	24.1%	103,599	23.4%	106,349	23.9%
Depreciation	5,623	2.6%	5,223	2.4%	11,014	2.5%	10,391	2.4%
Interest and other income	(2,316)	-1.1%	(1,940)	-0.9%	(4,209)	-1.0%	(3,492)	-0.8%

Cost and expenses, net	203,284	92.8%	198,801	92.6%	401,340	90.6%	399,106	89.8%

Income Before Income Taxes	18,650	8.5%	19,044	8.9%	47,823	10.8%	51,799	11.7%

Income Tax Expense	6,140	2.8%	6,951	3.3%	16,642	3.8%	18,907	4.3%

Net Income	$12,510	5.7%	$12,093	5.6%	$31,181	7.0%	$32,892	7.4%

Basic Earnings Per Share	$0.39		$0.39		$0.99		$1.05

Basic Weighted Average Shares	31,897,365		31,267,637		31,624,979		31,250,921

Diluted Earnings Per Share	$0.39		$0.38		$0.97		$1.04

Diluted Weighted Average Shares	32,189,903		31,803,875		32,040,169		31,765,992

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	August 4,	July 29,	February 3,
	2007	2006	2007
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$19,929	$21,809	$24,833
Short-term investments	150,387	94,171	98,709
Accounts receivable — net	45,533	46,436	45,958
Merchandise inventories	99,236	91,989	115,918
Other current assets	14,719	10,970	14,095

Total Current Assets	329,804	265,375	299,513

Property and Equipment — net	126,573	130,422	128,461

Other Assets	4,279	11,201	4,348

TOTAL	$460,656	$406,998	$432,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$120,180	$108,764	$123,049

Noncurrent Liabilities	32,103	32,491	32,480

Stockholders’ Equity	308,373	265,743	276,793

TOTAL	$460,656	$406,998	$432,322

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